Filed pursuant to Rule 424(b)(7)
Registration No. 333-262240

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 19, 2022)

Enviva Inc.

Common Stock

This prospectus supplement updates, amends, and supplements the selling stockholders table and related footnotes contained in the prospectus dated January 19, 2022 (the “Prospectus”), which Prospectus forms a part of the Registration Statement on Form S-3 (File No. 333-262240) (the “Registration Statement”) of Enviva Inc. (the “Company,” “we,” “us,” or “our”), covering the resale of up to 29,701,188 shares of our common stock, par value $0.001 per share (our “common stock”), by the selling stockholders.

On October 14, 2021, the Company (f/k/a Enviva Partners, LP) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Enviva Holdings, LP, a Delaware limited partnership (“Holdings”), Enviva Partners Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and the limited partners of Holdings (the “Holdings Limited Partners”) set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, (a) the Company acquired (i) all of the limited partner interests in Holdings and (ii) all of the limited liability company interests in Enviva Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings and (b) the incentive distribution rights directly held by Enviva MLP Holdco, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings, were cancelled and eliminated (collectively, the “Drop Merger”).

In connection with the Drop Merger, the Company entered into a support agreement (the “Support Agreement”) on October 14, 2021 by and among the Company, the Holdings Limited Partners, and certain other persons party thereto pursuant to which, among other things, the Holdings Limited Partners agreed to reinvest all regular quarterly distributions or dividends, as applicable, in respect of a portion of the common units issued to such Holdings Limited Partners in the Drop Merger, for each calendar quarter from the calendar quarter ending September 30, 2021, through and including the calendar quarter ending December 31, 2024. Additionally, the Company entered into a Registration Rights Agreement with the Holdings Limited Partners party thereto on October 14, 2021 pursuant to which the Company agreed to register the resale of the shares of common stock held by such Holdings Limited Partners as of October 14, 2021 and issued to such Holdings Limited Partners (1) in connection with the Drop Merger, (2) upon consummation of the Company’s conversion to a corporation, and (3) in connection with the reinvestment commitment set forth in the Support Agreement. This prospectus supplement updates, amends, and supplements the selling stockholder table and related footnotes in the Prospectus to register the resale of the shares of common stock reinvested by the selling stockholders pursuant to the Support Agreement on November 25, 2022.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “EVA.”

Our principal executive offices are located at 7272 Wisconsin Ave., Suite 1800, Bethesda, MD 20814, and our telephone number at that address is (301) 657-5560.

You should read carefully this prospectus supplement, the Prospectus, the documents incorporated by reference herein and therein, and the Registration Statement before you invest. See “Risk Factors” beginning on page 6 of the Prospectus for information on certain risks related to the purchase of our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2022.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” commencing on page 19 of the Prospectus is hereby supplemented and amended by superseding the information with respect to the selling stockholders identified below that were previously listed in the Prospectus with the information below.

The information set forth in the table below has been updated solely to register the resale of the shares of common stock reinvested by the selling stockholders described below pursuant to the Support Agreement on November 25, 2022.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being	Shares of Common Stock Beneficially Owned After Offering
	Number of Shares	Percentage of Outstanding Shares(1)	Offered by the Prospectus Supplement	Number of Shares(2)	Percentage of Outstanding Shares(1)
Selling Stockholders
Investment Funds affiliated with Riverstone Holdings LLC(3)	28,262,452	42.2%	28,262,452	—	—
John K. Keppler(4)	773,572	1.16%	643,244	130,328	*
Shai S. Even(5)	366,938	*	328,693	38,245	*
Thomas Meth(6)	434,455	*	397,422	37,033	*
William H. Schmidt, Jr.(7)	401,713	*	367,016	34,697	*
E. Royal Smith(8)	266,519	*	243,529	22,990	*
Yanina A. Kravtsova(9)	89,985	*	87,953	2,032	*
Joseph N. Lane(10)	41,184	*	41,184	—	—
Norbert A. Hintz(11)	61,778	*	61,778	—	—
John-Paul D. Taylor(12)	51,483	*	51,483	—	—

*	Percentage of shares beneficially owned does not exceed 1%.

(1)	Based upon an aggregate of 66,966,092 shares of common stock outstanding as of December 9, 2022.

(2)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares of common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholder will sell all or any portion of the shares of common stock covered by this prospectus supplement.

(3)	Includes 146,747 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022 of which 70,868 shares are held of record by Riverstone Echo Continuation Holdings, L.P. (“Echo Continuation Holdings”), 13,222 shares are held of record by Riverstone Echo Rollover Holdings, L.P. (“Echo Rollover Holdings”), and 62,657 shares are held of record by Riverstone Echo PF Holdings, L.P. (“PF Holdings”). David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”), and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management, which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P., which is the sole member of Riverstone Holdings LLC, which is the sole member of Riverstone Echo GP, LLC, which is the general partner of Riverstone Echo Partners, L.P., which is the sole member of each of Riverstone ECF GP, LLC (“ECF GP”) and Riverstone Echo Rollover GP, LLC (“Echo Rollover GP”). ECF GP is the general partner of each of Echo Continuation Holdings and PF Holdings. Echo Rollover GP is the general partner of Echo Rollover Holdings.

(4)	Includes 2,702 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022. Mr. Keppler is the former Chairman and Chief Executive Officer of the Company.

(5)	Includes 1,622 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022.

(6)	Includes 1,784 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022.

(7)	Includes 1,622 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022.

(8)	Includes 1,082 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022.

(9)	Includes 434 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022.

(10)	Includes 217 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022. Mr. Lane is the former Executive Vice President of Human Capital of the Company.

(11)	Includes 326 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022. Mr. Hintz currently serves as Senior Vice President and Chief Engineer of the Company.

(12)	Includes 272 shares of common stock reinvested pursuant to the Support Agreement on November 25, 2022. Mr. Taylor currently serves as Senior Vice President, Sales and Fulfillment of the Company.

1